Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-8 (Nos. 333-267628, 333-251791, and 333-179035) and Registration Statements on Forms S-3 (Nos. 333-263930, 333-175006 and 333-185846) of Comstock Mining Inc. of our report dated March 16, 2023, relating to the consolidated financial statements,which appear in this Form 10-K.

/s/ ASSURE CPA, LLC

Spokane, Washington
March 16, 2023